Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

	For the Years Ended December 31,
	2011		2010		2009		2008		2007
INCLUDING INTEREST ON DEPOSITS
Earnings
Income (loss) before income taxes	$18,005		$(52,606)		$(30,716)		$(132,740)		$(5,009)
Plus:
Total Fixed Charges (See below)	70,305		90,159		117,359		117,663		125,005
Less:
Preferred stock dividends (1)	(14,069)		(14,922)		(17,666)		(3,308)		—

Total Earnings (Loss)	$74,241		$22,631		$68,977		$(18,385)		$119,996

Fixed Charges
Total interest expense (2)	$53,646		$72,442		$97,119		$112,097		$122,354
Interest included in operating lease rental expense (3)	2,590		2,795		2,574		2,258		2,651
Preferred stock dividends (1)	14,069		14,922		17,666		3,308		—

Total Fixed Charges	$70,305		$90,159		$117,359		$117,663		$125,005

Ratio of Earnings (Loss) to Fixed Charges	1.06	x	0.25	x	0.59	x	(0.16	)x	0.96	x

EXCLUDING INTEREST ON DEPOSITS
Earnings
Income (loss) before income taxes	$18,005		$(52,606)		$(30,716)		$(132,740)		$(5,009)
Plus:
Total Fixed Charges excluding interest on deposits (See below)	41,158		45,873		48,195		29,384		27,975
Less:
Preferred stock dividends (1)	(14,069)		(14,922)		(17,666)		(3,308)		—

Total Earnings (Loss)	$45,094		$(21,655)		$(187)		$(106,664)		$22,966

Fixed Charges
Total interest expense (2)	$53,646		$72,442		$97,119		$112,097		$122,354
Interest included in operating lease rental expense (3)	2,590		2,795		2,574		2,258		2,651
Preferred stock dividends (1)	14,069		14,922		17,666		3,308		—
Less:
Interest expense on deposits	(29,147)		(44,286)		(69,164)		(88,279)		(97,030)

Total Fixed Charges excluding interest on deposits	$41,158		$45,873		$48,195		$29,384		$27,975

Ratio of Earnings (Loss) to Fixed Charges (excluding interest on deposits)	1.10	x	(0.47	)x	0.0	x	(3.63	)x	0.82	x

(1)	The preferred stock dividends amount has been grossed up to compute the pre-tax income equivalent assuming an estimated 35% tax rate.
(2)	Interest expense includes interest expense on deposits and other debt and amortization of debt issuance costs.
(3)	Calculation of interest included in operating lease rental expense is representative of the interest factor attributable to the lease payment.